Exhibit (a) (6)

Time Line For Option Exchange

PLEASE REFER TO THE OFFER TO EXCHANGE AND THE DOCUMENTS REFERRED TO THEREIN FOR IMPORTANT INFORMATION ABOUT THIS OFFER


August 20, 2002 Commencement Date of Offer
5:00 p.m. Pacific Daylight Time on September 18, 2002 Anticipated Expiration Date of Offer
On or about March 20, 2003 (at least 6 months and one day from the Cancellation Date) New Options (subject to the terms and conditions of the Offer) will be granted
Eligible Options may be tendered or withdrawn during this period.
September 19, 2002 Anticipated Cancellation Date
You will not be eligible to receive any option grants during this period.